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                                                                      EXHIBIT 99


CML                                                                 News Release
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                                                                 524 Main Street
                                                      Acton, Massachusetts 01720
                                                       Telephone: (978) 264-4155
                                                             Fax: (978) 264-4073


                      CML Group, Inc. Announces $20 Million
            Subordinated Note Issuance and New Senior Credit Facility


         ACTON, Mass. -- July 28, 1998 -- CML Group, Inc. (NYSE: CML), today announced that it has sold to the State of Wisconsin Investment Board ("SWIB") a redeemable subordinated note for a purchase price of $20 million and established a senior credit facility of up to $65 million with a maturity date of August 1, 1999 with funds managed by DDJ Capital Management LLC (the "Funds") and BankBoston, N.A. In consideration of the senior credit facility, CML has issued to the Funds and BankBoston equity in CML representing 19% of the Company's outstanding common stock, calculated on a fully diluted basis.

         The Company stated that the subordinated note issued to SWIB (i) is due July 27, 2003, (ii) is convertible, at the option of SWIB, into CML common stock at a price of $4.00 per share, (iii) bears interest at the rate of 15% per annum, (iv) is prepayable at any time by CML and (v) must be redeemed in full at the election of SWIB after September 1, 2000. The Company added that its obligations under the note are secured by a junior lien in substantially all the assets of CML and its subsidiaries. The Company also granted SWIB a right of first refusal in connection with future issuances of equity by the Company.

         In addition to the issuance of equity to the Funds and BankBoston, the terms of the senior credit facility include (i) the payment of annual interest equal to the base rate (as defined in the credit facility) plus 4%, and, in the event of CML's failure to reduce its senior credit facilities to specified levels by April 1, 1999 through cash generated from operations, the sale of assets or the raising of equity, additional interest payable in the form of a payment-in-kind ("PIK") note accruing interest at the rate of 1.5% per month, and all PIK notes shall bear interest at the rate of 1.5% compounded monthly,
(ii) a maturity date of August 1, 1999, (iii) a senior security interest in all the assets of CML and its subsidiaries, and (iv) the payment of letters of credit and commitment fees plus certain additional fees and expenses. The Funds and BankBoston were granted anti-dilution protection in order to enable them to maintain their equity position in the Company while the credit facility is outstanding.






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         CML is a leading direct marketer of products for consumers that enhance healthy, active lifestyles. Its products are sold under the trade names NordicTrack, Nordic Advantage and Smith & Hawken.

         This new release contains forward-looking statements relating to the Company's senior credit facility and redeemable subordinated note, and such statements involve risks and uncertainties. In addition to the risk factors referred to in the Company's Annual Report on Form 10-K for the fiscal year ended July 31, 1997, factors which may affect the Company's future operating results include: the market's response to the Company's new and existing products; the impact of competition in the Company's marketplace; the ability of the Company to successfully manage its marketing channels, including its wholesale channel; the Company's continuing efforts to reduce costs; the Company's ability to successfully execute the NordicTrack restructuring plan; the Company's ability to successfully introduce new NordicTrack product lines; the availability of capital resources; and delays in the introduction of new products.

CONTACT: CML Group, Inc.
         Lynn Harrison, 978/264-4155





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